Exhibit 10(g)(ii)
AMENDMENT NUMBER ONE
TO THE
HARRIS CORPORATION RETIREMENT PLAN

WHEREAS, Harris Corporation, a Delaware corporation (the “Corporation”), heretofore has adopted and maintains the Harris Corporation Retirement Plan, as amended and restated effective January 1, 2016 (the “Plan”);
WHEREAS, pursuant to Section 17.1 of the Plan, the Management Development and Compensation Committee of the Corporation’s Board of Directors (the “Compensation Committee”) has the authority to amend the Plan;
WHEREAS, pursuant to Section 13.3 of the Plan, the Compensation Committee has delegated to the Employee Benefits Committee of the Corporation (the “Employee Benefits Committee”) the authority to adopt non-material amendments to the Plan;
WHEREAS, the Employee Benefits Committee desires to amend the Plan’s “Compensation” definition with respect to the treatment of vacation and paid time off; and
WHEREAS, the Employee Benefits Committee has determined that the above-described amendment is non-material.
NOW, THEREFORE, BE IT RESOLVED, that the initial two paragraphs of the definition of “Compensation” set forth in Article 2 hereby are amended in their entirety, effective February 1, 2016, as follows:
Compensation. Except as otherwise provided in an Appendix for a specified group of Participants, the following items of remuneration which a Participant is paid for work or personal services performed for an Employer: (a) salary or wages, including lump sum merit increases; (b) commission paid pursuant to a sales incentive plan; (c) overtime premium, shift differential or additional compensation in lieu of overtime premium; (d) except as provided in the immediately following paragraph, compensation in lieu of vacation or paid time off; (e) any bonus or incentive compensation payable in the form of cash pursuant to an Employer’s Annual Incentive Plan, an Employer’s Performance Reward Plan, or other similar plan or award program adopted from time to time by an Employer; and (f) any differential wage payment (within the meaning of Section 3401(h)(2) of the Code) paid with respect to a period during which the Participant is performing service in the uniformed services while on active duty for more than 30 days; provided, however, that Compensation also shall include any remuneration which would have been paid to the Participant for work or personal services performed for an Employer but for the Participant’s election to have his or her compensation reduced pursuant to a qualified cash or deferred arrangement described in section 401(k) of the Code, a cafeteria plan described in section 125 of the Code or an arrangement providing qualified transportation fringes described in section 132(f) of the Code; provided further that the remuneration described in this paragraph shall be Compensation for purposes of the Plan only if it is paid on or before the later of (i) 2 ½ months after the Participant’s severance from employment and (ii) the last day of the Plan Year during which the Participant’s severance from employment occurs (the “Timing Limitation”), except that the Timing Limitation shall not apply to payments to a Participant who does not perform services for an Employer at the time of payment by reason of Qualified Military Service to the extent that such payments do not exceed the amounts such Participant would have received if the Participant had continued to perform services for the Employer rather than entering Qualified Military Service.
Notwithstanding the foregoing, and except as otherwise provided in an Appendix for a specified group of Participants, the following items also shall be excluded from “Compensation”: (1) any extraordinary compensation of a recurring or non-recurring nature, including one-time recognition awards and rewards under a referral program of an Employer; (2) any award made or amount paid pursuant to the Harris Corporation Equity Incentive Plan or any predecessor or successor thereto, including, but not limited to, performance shares, stock options, restricted stock, stock appreciation rights or other stock-based awards or dividend equivalents; (3) severance pay, separation pay, special retirement pay or parachute payments; (4) retention bonuses or completion bonuses, unless authorized by the Administrative Committee in a uniform and nondiscriminatory manner to be included in Compensation; (5) reimbursement or allowances with respect to expenses incurred in connection with employment, such as tax equalization, reimbursement for moving expenses, mileage or expense allowance or education expenses; (6) indirect compensation such as employer-paid group insurance premiums or contributions under this Plan or any other qualified employee benefit plan, other than contributions described in the immediately preceding paragraph; (7) compensation in lieu of vacation or paid time off that is paid in a lump sum at or following termination of employment, or that is accrued but unused vacation or paid time off paid in a lump sum during employment due to Company restrictions on carryover of vacation or paid time off or (8) payments under a nonqualified unfunded deferred compensation plan. For the avoidance of doubt, compensation which is attributable to the conversion, effective as of December 25, 2015 or such later date as determined from time to time, of certain accrued vacation and paid time off to a deferred lump-sum amount, shall be considered nonqualified deferred compensation for purposes of the Plan and shall be excluded from “Compensation”.
APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on this 7th day of February, 2016.
/s/ Adam Histed
Adam Histed, Chairperson

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